Franklin Financial Corporation Reports First Quarter 2014 Financial Results

Richmond, Va., February 6, 2014 – Franklin Financial Corporation (NASDAQ: FRNK) (“the Company”), the parent company of Franklin Federal Savings Bank, announced net income for the three months ended December 31, 2013 of $2.6 million, or $0.23 per share, compared to $2.3 million, or $0.19 per share, for the three months ended December 31, 2012.

“We are pleased with the increases in loans, deposits, tangible book value per share and net interest income during our most recent quarter,” noted Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer. “Nonperforming assets declined $1.2 million from the prior quarter, and progress was made in bringing a number of other nonperforming assets closer to resolution.”

First Quarter Highlights

•	Tangible book value increased $0.27 per share in the three months ended December 31, 2013 to $19.97 per share.
•	Net loans increased $25.2 million, or 4.9%, during the three months ended December 31, 2013 to $536.4 million.
•	Deposits increased $15.8 million, or 2.4%, during the three months ended December 31, 2013 to $662.6 million.
•	Net interest income for the three months ended December 31, 2013 increased $201,000 from the prior quarter and $474,000 from the comparable prior year quarter.
•	Net interest margin for the three months ended December 31, 2013 remained flat at 2.70% compared to the prior quarter and increased 12 basis points from the comparable prior year quarter.
•	The provision for loan losses increased $862,000 from the comparable prior year quarter due to higher loan levels and a $406,000 charge-off in connection with a February 3, 2014 foreclosure on collateral securing a nonperforming loan.
•	Nonperforming assets decreased $1.2 million in the three months ended December 31, 2013 to $54.6 million.
•	Gains on the sale of securities for the three months ended December 31, 2013 were $1.6 million higher than the comparable prior year quarter and gains on sales of other real estate owned were $927,000 lower. The current quarter gains on the sale of securities had no related income tax expense because of the Company’s capital loss carryforward.
•	The Company repurchased 129,600 shares of its common stock for $2.5 million ($19.36 per share on average) under its previously announced stock repurchase program.

Net Interest Income

Net interest income for the three months ended December 31, 2013 increased $201,000, or 3.0%, to $6.8 million compared to $6.6 million for the prior quarter and increased $474,000, or 7.5%, compared to $6.4 million for the three months ended December 31, 2012. Our net interest margin for the three months ended December 31, 2013 remained flat at 2.70% compared to the prior quarter and increased 12 basis points from the same quarter in the prior year. Interest income on loans increased $655,000 from the comparable prior year quarter due to a $77.5 million increase in the average balance of loans, partially offset by a 42 basis point decline in yield as a result of (1) lower interest rates for new loans due in part to increased competition for quality loans and (2) an increase in the average balance of nonaccrual loans. Interest income on securities declined $327,000 from the comparable prior year quarter due to a $30.1 million decrease in the average balance of securities as well as a 14 basis point decline in yield as a result of the sale, maturity and prepayment of higher yielding securities. Deposit costs declined $43,000 from the comparable prior year quarter due to a 6 basis point decline in cost, partially offset by an $18.2 million increase in the average balance of interest-bearing deposits. FHLB borrowing costs declined $110,000 from the comparable prior year quarter due to an $8.7 million decrease in the average balance of FHLB borrowings as well as a 3 basis point decline in cost due to a prepayment made during the fourth quarter of fiscal 2013.

Noninterest Income, Excluding Impairment Charges and Gains and Losses on Sales of Securities

Noninterest income, excluding impairment charges and gains and losses on sales of securities, decreased $1.1 million, or 56.0%, to $825,000 for the three months ended December 31, 2013 compared to $1.9 million for the three months ended December 31, 2012. This decrease was primarily the result of net gains on sales of other real estate owned of $112,000 in the three months ended December 31, 2013 compared to $1.0 million in the three months ended December 31, 2012, a decrease of $927,000. The decrease was also due to a decline in other service charges and fees of $123,000 primarily due to a decrease in prepayment fees on loans.

Impairment Charges and Gains and Losses on Sales of Securities

The Company recorded other-than-temporary impairment (“OTTI”) charges in earnings of $575,000 for the three months ended December 31, 2013 compared to charges of $119,000 for the three months ended December 31, 2012. OTTI charges for the three months ended December 31, 2013 related entirely to the Company’s portfolio of non-agency CMOs, particularly one security the cash flows on which decreased significantly. OTTI charges for the three months ended December 31, 2012 related to the Company’s portfolio of non-agency CMOs as well as an auction-rate municipal bond backed by student loans that experienced deteriorating collateral quality. Sales of securities resulted in net gains of $1.7 million for the three months ended December 31, 2013 compared to $31,000 for the three months ended December 31, 2012. All of the securities sold during the three months ended December 31, 2013 were equity securities of local community bank holding companies. The current quarter gains had no related income tax expense because of the Company’s capital loss carryforward.

Other Noninterest Expenses

Other noninterest expenses increased $69,000, or 1.5%, to $4.7 million for the three months ended December 31, 2013 compared to $4.6 million for the three months ended December 31, 2012. The increase was primarily due to a $126,000 increase in other operating expenses due to increased foreclosure expenses, legal costs and technology costs as well as an increase in advertising expenses of $56,000. These increases were partially offset by a $101,000 decrease in personnel expense due to decreased stock compensation expense related to the stock options and restricted stock granted under the Company’s 2012 Equity Incentive Plan.

Asset Quality

Nonperforming assets decreased $1.2 million in the three months ended December 31, 2013 to $54.6 million. The decrease was the result of an $11.1 million decrease in nonperforming loans, substantially offset by a $9.9 million increase in other real estate owned. Nonperforming loans totaled $38.0 million at December 31, 2013 compared to $49.1 million at September 30, 2013 and $31.9 million at December 31, 2012. Other real estate owned totaled $16.6 million at December 31, 2013 compared to $6.7 million at September 30, 2013 and $12.5 million at December 31, 2012. Total nonperforming loans as a percentage of total loans at December 31, 2013 were 6.91% compared to 9.37% at September 30, 2013 and 6.76% at December 31, 2012.

The Company recorded a provision for loan losses of $1.1 million for the three months ended December 31, 2013 compared to $235,000 for the three months ended December 31, 2012 due to higher loan levels and a $406,000 charge-off in connection with a February 3, 2014 foreclosure on collateral securing a nonperforming loan. The allowance for loan losses as a percentage of total loans was 1.90% at December 31, 2013 compared to 1.86% at September 30, 2013 and 2.25% at December 31, 2012.

Stock Repurchase Program

During the three months ended December 31, 2013, the Company repurchased 129,600 shares of its common stock for $2.5 million, or an average price of $19.36 per share, under its previously announced fourth stock repurchase program.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating non-owner-occupied one- to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, land and land development loans, and other loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Additional factors that may affect our results are discussed in the Company’s Form 10-K for the year ended September 30, 2013 under the Item 1A titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended December 31,
(Dollars in thousands)	2013	2012
Operating Data:
Interest and dividend income	$10,319	$9,998
Interest expense	3,490	3,643
Net interest income	6,829	6,355
Provision for loan losses	1,097	235
Net interest income after provision for loan losses	5,732	6,120
Noninterest income:
Impairment of securities reflected in earnings	(575)	(119)
Gains on sales of securities, net	1,672	31
Gains on sales of other real estate owned	112	1,039
Other noninterest income	713	838
Total noninterest income	1,922	1,789
Other noninterest expenses	4,662	4,593

Income before provision for income taxes	2,992	3,316
Provision for income taxes	407	1,007
Net income	$2,585	$2,309

Per Share Data

	For the Three Months Ended December 31,
(Amounts in thousands, except per share data)	2013	2012
Basic net income per share	$0.23	$0.19
Diluted net income per share	$0.23	$0.19
Tangible book value per share at end of period	$19.97	$18.49
Shares outstanding at end of period	12,121	12,931
Weighted-average shares outstanding
Basic	11,083	12,099
Diluted	11,422	12,224

Quarterly Data

(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Financial Condition Data:
Total assets	$1,075,418	$1,059,321	$1,057,783
Cash and cash equivalents	75,049	98,914	135,970
Securities available for sale	275,528	304,998	362,996
Securities held to maturity	104,737	70,249	19,385
Loans, net	536,379	511,183	458,700
Cash surrender value of bank-owned life insurance	34,617	34,296	33,335
Deposits	662,603	646,838	637,499
Federal Home Loan Bank borrowings	163,808	163,485	172,522
Total stockholders’ equity	242,054	241,394	239,067

Capital Ratios(1):
Tier 1 capital to adjusted tangible assets	18.85%	17.83%	16.64%
Tier 1 risk-based capital to risk weighted assets	26.97	26.32	25.64
Risk-based capital to risk weighted assets	28.22	27.57	26.89

(1)	Ratios are for Franklin Federal Savings Bank.

	For the Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Performance Ratios:
Return on average assets(2)	0.95%	1.00%	0.86%
Return on average equity(2)	4.21	4.39	3.71
Interest rate spread(2)(3)	2.38	2.40	2.26
Net interest margin(2)(4)	2.70	2.70	2.58
Efficiency ratio(5)	61.69	60.66	63.85
Average interest-earning assets to average interest-bearing liabilities	122.71	121.33	120.91
Average equity to average assets	22.52	22.69	23.15

(2)	Annualized
(3)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges on OREO and net losses on the sale of fixed assets and foreclosed assets, by the sum of net interest income and other noninterest income, net of impairments of securities, gains and losses on sales of securities, gains and losses on sales of OREO and net gains on sales of fixed assets.

	For the Three Months Ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Asset Quality:
Allowance for Loan Losses
Beginning balance	$9,740	$9,912	$10,284
Provision	1,097	(7)	235
Recoveries	126	93	144
Charge-offs	(499)	(258)	(14)
Ending balance	$10,464	$9,740	$10,649
Nonperforming Assets at Period End
Nonaccrual loans	$38,008	$49,131	$31,939
Other real estate owned	16,576	6,715	12,532
Total nonperforming assets	54,584	55,846	44,471
Performing troubled debt restructurings (6)	5,494	5,501	5,526
Total nonperforming assets and performing troubled debt restructurings	$60,078	$61,347	$49,997
Allowance for loan losses as a percent of total loans at period end	1.90%	1.86%	2.25%
Allowance for loan losses as a percent of nonperforming loans at period end	27.53	19.82	33.34
Nonperforming loans as a percent of total loans at period end	6.91	9.37	6.76
Nonperforming assets as a percent of total assets at period end	5.08	5.27	4.20
Total nonperforming assets and troubled debt restructurings to total assets at period end	5.59	5.79	4.73
Net charge-offs (recoveries) to average loans outstanding during the period (annualized)	0.28	0.13	(0.11)

(6)	Performing troubled debt restructurings do not include troubled debt restructurings that remain on nonaccrual status and are included in nonaccrual loans above.

Non-GAAP Reconciliation

	For the Three Months Ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Net interest income	$6,829	$6,628	$6,355
Plus: Total noninterest income	1,922	910	1,789
Less: Gains on sales of securities, net	(1,672)	(98)	(31)
Plus: Net impairment reflected in income	575	102	119
Less: Gains on sales of OREO	(112)	(198)	(1,039)
Total net interest income and adjusted other noninterest income	$7,542	$7,344	$7,193

Other noninterest expenses	$4,662	$4,621	$4,593
Less: Impairment charges on OREO	-	(160)	-
Less: Net losses on sales of fixed assets	(9)	(7)	(1)
Adjusted other noninterest expenses	$4,653	$4,454	$4,592

Efficiency ratio	61.69%	60.66%	63.85%